Exhibit 10.13

TERADYNE, INC. 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT AND TERMS

Name	Employee ID:
Division:
Supervisor:
Location:

In granting restricted stock units, Teradyne seeks to provide employees with incentive to help drive the company’s future success and to share in the economic benefits of that success. We all look forward to your contributions to that effort.

In recognition of your contributions to Teradyne, you have been granted an award consisting of the right to receive [            ] shares of Teradyne common stock that will vest over time (“Time Based Shares”) and up to a maximum of [            ] shares of Teradyne common stock (“Maximum Performance Based Shares”), which final number of shares shall be determined based on certain Performance Criteria (“Actual Performance Based Shares”) that will also vest over time. This grant was approved effective                  , 200x (the “Effective Date”).

This award is subject to the Restricted Stock Unit Terms attached hereto and the terms of the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). The shares covered by this award will be delivered over time and pursuant to certain Performance Criteria as described in and subject to the vesting conditions of the Restricted Stock Unit Terms.

The Plan prospectus, consisting of a “Participant Information” document that summarizes the Plan and the complete Plan, is available on “In-Site,” Teradyne’s internal Web site. To access the information, go to http://www.corp.teradyne.com/InSite/benefits/stockOptions.html and click the “Stock plan documents” link.

Please note that printed versions of the Plan prospectus documents are available to you, at no charge, upon request to James P. Dawson, Teradyne, Inc., 700 Riverpark Drive, North Reading, MA 01864, (978) 370-2112.

TERADYNE, INC.

Eileen Casal
V.P., General Counsel and Secretary

(2007 RSU)

Grant #XX

RESTRICTED STOCK UNIT TERMS

This award is governed by and subject to Teradyne’s 2006 Equity and Cash Compensation Incentive Plan (the “Plan”), which, together with the following provisions, controls the meaning of terms and the rights of the recipient. Capitalized and defined terms used and not defined below will have the meaning set forth in the Plan. In the event of any inconsistencies or differences between the Plan and these terms, the Plan shall prevail.

1.	Award Grant, Vesting and Transfer

(a) Payment of par value. Teradyne hereby grants to the recipient the right to receive that number of shares of Teradyne common stock as is set forth on the Notice of Restricted Stock Unit Grant attached hereto. When the underlying shares of Teradyne common stock are issued to the recipient, par value will be deemed paid by the recipient for each share by past services rendered by the recipient.

(b) This award vests yearly on the anniversary of the Effective Date. None of this grant will be vested on the Effective Date. The grant will vest over four years, beginning on the first anniversary of the Effective Date. The “Time Based Shares” shall vest simply over a four (4) year period as described below. The actual number of “Performance Based Shares” that will vest over a four year period is uncertain at the time of the grant but is expected to be determined near the one year anniversary of the grant based on certain Performance Criteria and a determination of the Performance Award Percentage, as described below.

(i) Time Based Shares: 25% of the total grant of Time Based Shares will vest on the first and each of the three subsequent anniversaries of the Effective Date until 100% of the total Time Based Shares grant is fully vested on the fourth anniversary of the Effective Date.

(ii) Performance Based Shares: 25% of the Actual Performance Based Shares granted will vest on the first and each of the three subsequent anniversaries of the Effective Date. The Performance Award Percentage is a percentage ranging from 0-100% determined by the Committee (as defined below) or the Teradyne Board of Directors using criteria similar to that which is used by the Committee or Teradyne Board of Directors to determine the variable compensation payout. The Performance Award Percentage shall be as determined near the first anniversary of the Effective Date and multiplied against the Maximum Performance Based Shares granted to derive the number of Actual Performance Based Shares which will vest over the four year period .

The portion of the grant subject to vesting on each anniversary of the Effective Date that does not vest on such date will be forfeited. Subject to the terms of the Plan, the committee appointed by Teradyne’s Board of Directors to administer the Plan (the “Committee”) shall have the right to accelerate the date that any installment of this award becomes vested in the event of disability, death, retirement or upon the acquisition of control of Teradyne by another entity.

(c) This award will not vest further after termination of employment or other business relationship except in limited certain circumstances. This award will not vest after the recipient’s employment or other business relationship ends, regardless of the reason, provided, however, that if the recipient’s employment or other business relationship with Teradyne ends on account of disability, that portion of this award which would have vested under the applicable rule stated in (b) above shall continue to vest for a period of thirty (30) months following his or her termination of employment or business relationship on account of disability..

Employment or another business relationship shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days or, in the case of an employee, if longer, any period during which the employee’s right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment or other business relationship, provided that such written approval contractually obligates the Company to continue the employment or other business relationship of the recipient after the approved period of absence.

(d) No rights as stockholder; Issuance. The recipient shall not have any right in, to or with respect to any shares which may be covered by this award (including but not limited to the right to vote or to receive dividends) until the award is settled by issuance of shares to the recipient. All vested shares issued in respect of this award will be transferred or issued to the recipient (or his or her estate, in the event of his or her death) promptly after the date they vest but in any event within 2 1/2 months following the calendar year in which they become vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). Teradyne will not be required to transfer or issue any vested shares until arrangements satisfactory to it have been made to address any income, withholding and employment tax requirements which might arise by reason of the vesting and transfer or issuance of shares.

(e) This award may not be assigned or transferred. Other than as provided in Section 11(a) of the Plan, this award is not assignable or transferable (except by will or the laws of descent and distribution).

2.	Capital Changes and Business Succession.

Section 3(c) of the Plan, contains provisions for adjusting (or substituting) the number, vesting schedule, exercise, price and other terms of outstanding stock-based Awards under the Plan if a recapitalization, stock split, merger, or other specified event occurs, and a Committee of the Board of Directors determines that an adjustment (or substitution) is appropriate. In that event, the recipient of the award will be notified of the adjustment (or substitution), if any.

3.	Employment or Business Relationship.

Granting this award does not imply any right of continued employment or business relationship by the Company or a Related Corporation, and does not affect the right of the recipient or the Company or a Related Corporation to terminate employment or a business relationship at any time.

4.	Stock Registration.

Shares to be issued under this award are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of vesting, the recipient will be required to represent to the Company that he or she is acquiring such shares as an investment and not with a view to the sale of those shares.

5.	Term.

This Agreement will terminate on                     , 20xx.